Exhibit 10-101.1


                                 FIRST AMENDMENT
                                     TO THE
                              EMPLOYMENT AGREEMENT

         This Amendment approved by the Board of Directors and executed as of the 18th day of March, 1999, by and between CMP GROUP, INC. (the "Company") and ARTHUR W. ADELBERG (the "Executive").

         WHEREAS, Central Maine Power Company and the Executive entered into an Employment Agreement dated January 15, 1998 (the "Employment Agreement"); and

         WHEREAS, CMP Group, Inc. is the successor employer to Central Maine Power Company; and

         WHEREAS, the Company and the Executive hereby mutually agree to amend the contract.

         NOW, THEREFORE, the Employment Agreement is hereby amended as follows effective as of the date first above written:

         (1) The term "Company" in the Employment Agreement shall henceforth refer to CMP Group, Inc.

         (2) Section 4.a.(v) is hereby deleted and shall be replaced with the following provision:

         "(v) Life Insurance Contract. The Company has decided to terminate the SERP in 1999. In consideration of the Executive's agreement to assign to the Company his rights to the insurance contract on his life maintained under the split dollar arrangement connected to the SERP, the Company agrees to procure a term life insurance policy on the Executive's life with a face amount equal to or greater than the face amount of the policy being assigned and to pay the premiums on said policy until the later of the date the Executive terminates his employment with the Company, or until the end of the Severance Period. In the event that the Executive dies while this replacement insurance policy is in force and while the Company is paying the premiums, payment of the face amount to the Executive's beneficiaries shall constitute a benefit payable under the SERP and that amount shall be credited to reduce the payment obligations of the Company under Section 4.a.(vi) below."

         (3) Section 4.a.(vi) is hereby amended by deleting the first two sentences thereof and replacing them with the following sentences:

         "Special Retirement Benefit. In the event that the Executive is actively employed by the Company on June 30, 2000, he shall have a 100% vested right to a special retirement benefit described below. The special retirement benefit shall be calculated as a single life annuity payable over the lifetime of the Executive (except as provided below) and shall be the greater of (a) an amount equal to two and six-tenths percent (2.6%) for each year of employment with the Company multiplied by the Executive's highest three (3) consecutive years' average annual base salary from the Company, minus any amounts (denominated for this calculation as a single life annuity under each plan, program or agreement on the assumption that the payments would commence on the same date), payable to the Executive under the Retirement Income Plan for Non-Union Employees of Central Maine Power company (the "Basic Plan"), and any successor defined benefit plan to the Basic Plan, or
         (b) the annual retirement benefit the Executive would have received under the Supplemental Executive Retirement Plan (the "SERP") based upon the terms of the SERP as of March 17, 1999; provided, however, that the SERP calculation shall only be made if the Executive terminates after attaining age 55 or receives constructive credit for service through age 55. The parties further agree that for purposes of calculating the Executive's Final Average Earnings under the SERP: (a) no more than three (3) annual incentive bonus payment amounts shall be included in the 36 month calculation, notwithstanding the fact that the Compensation and Benefits Committee may have accelerated the payment due in February of 2000 into December of 1999, and (b) the term "Earnings" shall include any bonuses paid under the Annual Incentive Plan, including any mandatory deferrals and the value of any discounts on the purchase of Company stock, but excluding any amounts paid under the Long Term Incentive Plan (both stock options and performance shares). Payments shall commence hereunder on the first day of the calendar month following the later of (a) the Employee's 55th birthday,
         (b) the last day of the thirty-six (36) month period for which the Executive is receiving severance pay under Section 5.a. below, or (c) his date of termination of employment with the Company."

         (4) Section 5.a.(i) is hereby amended by changing the phrase "2.99 times (a)" in line 4 to "(a) 1.99 times" and adding the words "2.99 times" after the letter (b) in line 6.

         (5) Section 5.b. is hereby amended by adding the following sentence at the end of the first sentence thereof:

         "Notwithstanding the foregoing, the reduction provided for herein shall be made only if the amount of the reduction in the payments specified in Section 5.a. is less than the excise tax imposed pursuant to Section 4999 of the Code on the portion of the Total Payments which constitute "excess parachute payments"."

         (6)   Section 7.a. is hereby deleted in its entirety.

         (7) A new Section 8.b. is hereby added which shall henceforth provide as follows:

         "b. In the event the Executive is entitled to Severance  Benefits under
         Section 5.a. above, the Executive agrees not to compete with the Company (as competition defined in Section a.(i) above) for a period of one (1) year after his termination of employment, and in consideration for such agreement not to compete and as reasonable compensation therefor, the Company shall pay the Executive one (1) times the Executive's then-current base salary in twelve (12) equal monthly installments payable on the first day of each calendar month commencing on the first day of the month following termination of employment. In the event the Executive breaches this provision during the one year payment period, the Company shall cease making additional payments hereunder."

         (8) A new Section 18 is hereby added which shall henceforth provide as follows:

         "18. General Release. The obligations of the Company to make any post-termination payments under this Agreement (including, without limitation, under Sections 4.a., 5.a., 5.c. and 8.b.) are contingent upon the prior receipt by the Company of a general release reasonably satisfactory to the Company releasing the Company, and all parties connected therewith, from any and all claims and liabilities which the Executive may have against the Company, including any claims arising out of or in any way connected with the Executive's employment relationship with the Company and its affiliates, and the termination of said employment relationship. In the event that the Executive (or the Executive's estate, in the event of the death of the Executive) fails to execute and deliver the general release described above within 60 days of the date of receipt of the release, the Company shall be relieved of all obligations to make any post-termination payments of any kind or nature under this Agreement."

         (9) In all other respects, the Employment Agreement will continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written. CMP GROUP, INC.


By:_________________________________             _____________________________
      Chairman, Board of Directors               Arthur W. Adelberg